[LETTERHEAD OF DELOITTE & TOUCHE LLP]




January 30, 1996

Mr. William Roenitz
Controller and Assistant Treasurer
Bio-Logic Systems Corp.
One Bio-Logic Plaza
Mundelein, IL  60060

Dear Mr. Roenitz:

This is to confirm that the client-auditor relationship between Bio-Logic Systems Corp. (Commission File No. 0-12231) and
Deloitte & Touche LLP has ceased.


Yours truly,

/s/ Deloitte & Touche LLP





cc:      Office of the Chief Accountant
         SECPS Letter File
         Securities and Exchange Commission
         Mail Stop 9-5
         450 Fifth Street, N.W.
         Washington, D.C.  20549


         Gabriel Raviv, Ph.D., President and Chief Executive Officer